Exhibit 10.4(A)

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COLLABORATION AGREEMENT

This Collaboration Agreement is entered into as of October 16, 2013 (the “Effective Date”), by and between Fred Hutchinson Cancer Research Center (“FHCRC”), a Washington nonprofit corporation, and FC Therapeutics, Inc. (“Juno”), a Delaware corporation.

The parties agree as follows:

1.	INTRODUCTION

1.1 Parties. FHCRC is a medical and scientific nonprofit research institution whose mission and purpose is the elimination of cancer and related diseases as causes of human suffering and death. It is committed to generating new scientific discoveries and translating them into effective medical practices, therapies and public health approaches to improve the care and treatment of persons with cancer and related diseases. Juno is a biotechnology company organized with the cooperation and participation of FHCRC for the purpose of developing curative therapies for a broad range of human cancers. The focus of Juno’s current efforts is on the development of therapies using cellular immunotherapy to treat different forms of human cancer.

1.2 Purpose of this Agreement. The purpose of this Agreement is to establish a collaboration between FHCRC and Juno focused on the research and development of cellular immunotherapy products (“Collaboration”).

1.3 Other Agreements. This Agreement is being entered by the parties concurrently with other agreements that relate to other aspects of the same business transaction. These other documents include the Stock Grant Agreement pursuant to which certain equity in Juno is being granted to FHCRC, and the Side Letter Agreement pursuant to which Juno agrees, on behalf of itself and its successors, to make certain payments to FHCRC on the occurrence of certain events and conditions, each in consideration for FHCRC entering into this Agreement and agreeing to perform its obligations hereunder (the “Related Agreements”).

1.4 Reimbursement of Expenses Incurred by FHCRC. Within [***] days of the Effective Date, Juno agrees to reimburse FHCRC for expenses incurred by FHCRC in connection with the organization of Juno and the Collaboration, as estimated on Exhibit 1, provided, in no event shall Juno be obligated to reimburse FHCRC for an aggregate of more than [***] for the expenses to be reimbursed pursuant to (a) this section and (b) section 4.1(b) of the License Agreement (as defined in Section 2.1(b)).

1.5 Construction. This Agreement will be construed and fairly interpreted in accordance with its terms, without any strict construction in favor of or against any party. Ambiguities will not be interpreted against any party because of its role in preparing the Agreement. In construing or interpreting this Agreement, the word “or” will not be construed as exclusive, and the word

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“including” will not be limiting. The use of the singular or plural form will include the other form and the use of the masculine, feminine or neuter gender will include the other genders. All captions and headings in this Agreement are for convenience only and will not be considered as substantive parts of this Agreement or determinative in the interpretation of this Agreement. Unless otherwise stated, references in this Agreement to sections or exhibits refer to sections and exhibits of this Agreement. Except where specifically stated to the contrary, whenever this Agreement requires any consent or approval to be given by either party, or either party must or may exercise discretion, the parties agree that such consent or approval will not be unreasonably withheld or delayed, and that such discretion will be reasonably exercised. All exhibits and addendums to this Agreement will be deemed incorporated by reference and part of this Agreement.

1.6 Definitions. Unless the context otherwise requires, each term used in this Agreement which is specifically defined in the body of this Agreement will have the meaning assigned to it by that definition.

2.	ORGANIZATION AND GOVERNANCE OF THE COLLABORATION

2.1 General Organization and Scope of Collaboration.

(a) The Collaboration is not a partnership, joint venture, or separate legal entity, but a contractual relationship. Unless otherwise agreed in writing, each party will act as an independent contractor with respect to the other party and no party will have authority to act on behalf of or bind the other party without the written agreement of the party to be bound.

(b) In connection with the Collaboration, the parties intend to conduct collaborative research and develop cellular immunotherapy products, including without limitation, the Licensed Products as defined in the License Agreement entered between the parties dated as of the date hereof (“License Agreement”).

2.2 Collaboration Plan.

(a) The parties will conduct the Collaboration in accordance with a written plan (the “Collaboration Plan”) which will be implemented through specific projects selected and approved in accordance with Section 3 (“Collaboration Projects”). The Collaboration Plan will include (i) a description of the overall objectives of the Collaboration for the coming [***], and (ii) a description of the activities planned to be conducted in the Collaboration during the next [***] including for each Collaboration Project: estimated timelines, budgets, staffing, necessary resources and funding sources. The initial Collaboration Plan will be agreed by the COG and approved by the parties within [***] of Effective Date.

(b) The Collaboration Plan shall be reviewed, updated and approved at least annually by the COG, with such changes as the COG may deem appropriate, no later than [***] after the start of each year, subject to the terms of this Agreement. Any changes to the Collaboration Plan shall be reflected in the official COG meeting minutes.

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2.3 Governance of Collaboration.

(a) The parties will establish a Collaboration Oversight Group (“COG”) that will be responsible for management and oversight of all aspects of the Collaboration. Each party shall have a single vote with regard to COG decisions and all decisions of the COG must be unanimous. The COG shall: (i) define and develop strategies to accomplish the objectives of the Collaboration, (ii) approve the Collaboration Plan and specific Collaboration Project(s) and related Project Agreement(s), including any material changes thereto, (iii) determine appropriate facilities and staffing for each Collaboration Project and such other resources as may be needed to carry out each Collaboration Project, (iv) monitor progress and expenditures for each Collaboration Project, and (v) seek to resolve any disputes between the parties relating to the Collaboration.

(b) The COG may establish and delegate authority granted to it under this Agreement to such other committees, teams or groups as it deems necessary or appropriate to carry out the purposes of the Collaboration including the safe, effective and efficient conduct of Collaboration Projects; provided, that the COG will remain ultimately responsible for management and oversight of the Collaboration notwithstanding any delegation.

(c) The COG will be composed of two representatives selected by each party. The initial members of the COG will be designated by the parties within 30 days of the Effective Date. The COG may elect to include additional members subject to approval of both parties. Selection of the chair of the COG will alternate between the parties annually. The first chair of the COG will be selected by [***]. The COG may meet in such manner and at such intervals as it deems appropriate, but not less frequently than [***] times per year. Each party may remove and fill vacancies for the COG representatives that it appoints.

(d) The COG shall keep written minutes of its meetings which shall reflect its actions and decisions. The intent of the parties is that minutes shall be agreed and signed by a COG representative of each party within [***] following the applicable COG decision.

(e) The COG shall not have the power or authority to amend or modify the terms of this Agreement or waive compliance with, or any breach of, this Agreement and no decision of the COG shall be in contravention of any terms and conditions of this Agreement. Any matter to be decided by the COG that cannot be unanimously agreed by the COG within a reasonable time shall be subject to resolution as provided in Section 2.4.

2.4 Issue Resolution. Any issue of disagreement, dispute, or discussion relating to this Agreement or the Collaboration that is not disposed of by agreement of the parties will be submitted to the COG for resolution. If the COG is unable to resolve the issue within [***] after notification thereof or as soon as the COG determines it cannot resolve the issue, the issue will be [***].

3.	CONDUCT OF COLLABORATION

3.1 Collaboration Project Proposals. Either party may propose a Collaboration Project to the COG. Any such proposal shall be in writing and shall include: (i) a description of the proposed activities and objectives with rationale, (ii) a proposed budget, with staffing and other resource requirements, (iii) a timeline with milestones, and (iv) deliverables. Each party agrees that they shall consider in good faith any Collaboration Project proposed by the other party, but each acknowledges

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that either party may withhold approval for the conduct of any particular proposed Collaboration Project. It is understood that the parties expect to, and will use commercially reasonable good faith efforts to, agree on Collaboration Projects that will utilize all Sponsor Payments during the term of this Agreement and that it is anticipated that such Sponsor Payments will be expended in accordance with the schedule in Section 3.6(b).

3.2 Selection of Collaboration Projects; Project Agreements.

(a) From time to time, the COG will review the Collaboration Project proposals submitted pursuant to Section 3.1 and approve Collaboration Projects to be carried out in furtherance of the Collaboration. Prior to approving any new Collaboration Project, the COG shall prepare and agree on a written Project Agreement for such Collaboration Project. The Project Agreement will set forth for the applicable Collaboration Project (i) the activities to be conducted, including the tasks to be performed by each party; (ii) specific objectives, milestones, deliverables and timelines for achievement of the objectives and milestones; (iii) the staffing and other resources that will be utilized, the source of such resources and associated costs; (iv) detailed budgets for all activities to be conducted, including activities to be conducted by the parties and by third parties, if any; (v) the principal investigator from each party (“Principal Investigator”); (vi) intellectual property other than Project Intellectual Property, if any, that will be licensed to either party for the conduct of the activities relating to such Collaboration Project, and any terms associated with such use; (vii) and treatment of intellectual property rights if different than described in this Agreement; and (viii) any other terms specifically relevant to such Collaboration Project. Unless otherwise agreed by the parties, each Project Agreement will be in substantially the form attached as Exhibit 2 to this Agreement. Each Project Agreement, and any material amendments thereto, must be both approved by the COG and approved by the parties in writing.

3.3 Performance and Control of Collaboration Projects.

(a) Each party will use reasonable efforts (consistent with any applicable ethical or legal restrictions) to collaboratively perform each Collaboration Project in accordance with this Agreement and the applicable Project Agreement. Each party will have control of and be responsible for the portions of the Collaboration Project assigned to it as specified in this Agreement and the applicable Project Agreement.

(b) With regard to any clinical trials conducted by the medical staff, including the Principal Investigator, of the party responsible for the clinical care of any research subjects during a Collaboration Project will have sole authority over such clinical care, and nothing in this Agreement or a Project Agreement will prevent that party and its Principal Investigator from taking any action which is, in the reasonable medical judgment of the medical staff of that party, in a research subject’s best interest. Each party is responsible for ensuring that its Principal Investigator and all of its employees and agents working on any clinical stage Collaboration Project (i) are properly informed as to the procedures and other relevant information specified in and relating to the Project Agreement, and (ii) comply with this Agreement, the Project Agreement and all applicable laws and regulations including the investigator responsibilities described in 21 C.F.R. Part 312 of the FDA regulations in their performance of any activities associated with the conduct of any Collaboration Project.

(c) In the event that for any Collaboration Project (i) costs incurred for the applicable Project will exceed by [***] or more the budgeted costs provided in the Project Agreement, or (ii) the Project fails to timely achieve one or more objectives set forth for the applicable Project Agreement, or (iii) is materially delayed, then Juno may terminate the applicable Collaboration Project with [***] notice and such matter shall not be subject to resolution pursuant to Section 2.4.

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3.4 Change in Principal Investigators. In the event that any FHCRC Principal Investigator dies, becomes disabled such that he or she cannot continue employment at FHCRC, terminates his or her employment at FHCRC, or his or her employment at FHCRC is otherwise terminated, FHCRC shall nominate a replacement Principal Investigator, subject to the approval of Juno [***].

3.5 Site Selection and Termination. Non-clinical Collaboration Projects shall be conducted at FHCRC and Juno facilities unless otherwise agreed in writing by the parties. Clinical studies that are conducted in connection with the Collaboration may be performed at FHCRC and/or other clinical research sites selected by Juno; provided, unless otherwise agreed by the parties, [***] clinical trials related to Licensed Products will be conducted at FHCRC. Upon receiving the necessary approvals, a selected clinical trial site will be considered a “Participating Site.”

3.6 Funding of Collaboration Projects.

(a) Collaboration Projects will be funded by Juno or through other funding mechanisms that are mutually agreeable to the parties in each case as provided in the applicable Project Agreement. The parties will also agree on appropriate facilities and staffing for each Collaboration Project and such other resources as may be needed to carry out each Collaboration Project. No funds from any corporate or commercial entity other than Juno will be used to fund any Collaboration Project(s) without the prior written consent of Juno.

(b) Subject to the terms of this Agreement, and the agreed Collaboration Plan and individual Project Agreements, Juno agrees to provide FHCRC an aggregate of at least [***] of funding during each of the first [***] years of the Collaboration and at least [***] additional years of funding from Juno of at least [***] per year (“Sponsor Payments”).

(c) Sponsor Payments will be used to support research projects to be carried out at FHCRC or under the supervision of FHCRC Principal Investigators and which are approved by the COG as Collaboration Projects and reflected in Project Agreements signed by FHCRC and Juno. Funding for each Collaboration Project shall be as provided in the applicable budget, in accordance with the schedule set forth in the applicable Project Agreement. Any portion of the Sponsor Payment funds allocated budgeted to be expended to a given year that are not used in that year will be carried forward for use during subsequent years during the term of this Agreement, subject to Section 14.5(e).

(d) It is agreed to and understood by the parties that the aggregate amount of the Sponsor Payments is an estimate of the cost of research to be conducted by FHCRC relating to the Collaboration, but that Juno shall not be liable for any payments or costs in excess of the Sponsor

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Payments, unless Juno expressly agrees in writing to provide additional funds. Funding for any work to be performed in connection with the Collaboration that would require payments by Juno in excess of those described in Section 3.6(b) above, must be agreed to by Juno and FHCRC in writing prior to the initiation of any such work.

(e) Sponsor Payments will be made in the amounts and in accordance with the schedule stated in the applicable Project Agreement. Payments will be made in United States Dollars to the following address:

Fred Hutchinson Cancer Research Center

Industry Relations & Technology Transfer

1100 Fairview Avenue North, J5-110

P.O. Box 19024

Seattle, WA 98109-1024

Attention: Vice President Industry Relations & Clinical Research Support

Fax No.: (206) 667-1515

Email: umueller@fhcrc.org

3.7 Financial Records and Audits.

(a) FHCRC shall keep complete and accurate records pertaining to Sponsor Payments received by it in sufficient detail to permit Juno to confirm the expenditures of any and all such funds in connection with the Collaboration, and shall [***] provide a written report to Juno and the COG detailing expenditures in the prior [***] period. FHCRC shall maintain its financial records for no less than [***] after the time period(s) to which such records relate.

(b) Not more than [***], Juno may engage an independent certified public accountant selected by FHCRC, reasonably acceptable to FHCRC, to perform an audit of the books and records of FHCRC during normal business hours to verify the accuracy of the Sponsor Payments reports furnished by FHCRC and to confirm payments made hereunder with respect to any [***] period ending not more than [***] prior to the date of such request. Juno shall [***] of inspections conducted under this Section 3.7.

(c) If an audit indicates that any prior report on Sponsor Payments is incorrect for any reason, Juno shall promptly notify FHCRC, and provide a written explanation of the error and a calculation of the amount due and payment of the amount due. Within [***] FHCRC shall repay such amount to Juno.

(d) If any audit of Sponsor Payments incurred by FHCRC identifies any apparent discrepancies, the parties shall discuss any such apparent discrepancies in good faith to clarify and resolve such matter. If the parties are unable to reach agreement on any such matter, [***].

3.8 Records.

(a) The parties shall maintain records that properly reflect all work done and results achieved in the performance of the Collaboration (including all data in the form required

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under any applicable governmental regulations and as directed by the COG), including laboratory records sufficient to establish the dates of first conception and reduction to practice of any inventions. Upon request during the term of this Agreement and for [***] thereafter, the parties shall provide each other reasonable access to such records during ordinary business hours.

(b) With regard to any clinical studies, each party agrees to prepare, maintain and retain complete, accurate, and legible written records, accounts, notes, reports and data relating to its performance of each Collaboration Project (“Study Records”) as required by this Agreement, the Project Agreement and applicable laws and regulations. Study Records including Project Reports will be retained in a safe and secure manner for at least [***] following completion of the Collaboration Project or earlier termination of the applicable Project Agreement or as required by applicable laws and regulations including FDA requirements under 21 CFR§ 312.57.

3.9 Reports. At least [***], the COG shall prepare for any Collaboration Projects that were conducted in the prior [***] or that are underway, a written status report detailing achievements, progress against objectives and timelines and a statement of actual versus budgeted expenditures. From time to time during the course of any Collaboration Project, each party, upon reasonable request, will provide the other party and the COG with a written summary of the results of its activities related to that Collaboration Project, and, if determined to be appropriate by the COG, a final written report within [***] of the termination of the applicable Project Agreement. All reports submitted under this Section (“Project Reports”) will describe the activities taken in furtherance of the Collaboration Project by the reporting party, any results achieved and any intellectual property conceived, reduced to practice, developed or created in connection with or in performance of the Collaboration Project by the reporting party, in the level of detail and format agreed by the Parties.

3.10 Informed Consent and Patient Recruitment Materials. The parties will collaboratively prepare a mutually acceptable informed consent form, any authorization or other document required under applicable law, and appropriate patient recruitment materials as necessary for each Collaboration Project. All such materials and any changes thereto must be approved by the COG. [***] will be responsible for filing these materials with any governmental authorities as required by applicable law and for obtaining any required approvals from any governmental authorities. Upon approval, Juno will distribute these materials to the Participating Sites. The informed consent of each subject participating in a Collaboration Project at a Participating Site will be obtained prospectively using an IRB/EC approved informed consent process. Juno will be responsible for ensuring that each Participating Site is in compliance with applicable laws regarding the consenting of human subjects who are participating in any Collaboration Project.

3.11 Responsibility for Regulatory Submissions. [***] will be responsible for all investigational new drug applications and other filings required by the FDA and any other in-country regulatory submissions and approvals (each an “RA”) required to conduct a Collaboration Project. Prior to commencement of any clinical trial that is part of a Collaboration Project, [***] will prepare and submit to the appropriate governmental authorities any RAs required under the laws of each jurisdiction where the clinical trial will be conducted. [***] will be the sponsor of any RA and will be responsible for satisfying all sponsor obligations and other requirements of applicable governmental authorities except for sponsor obligations that are [***] under the terms of this

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Agreement or the applicable Project Agreement. [***] agrees to cooperate with [***] and to provide [***] any other documents and information required by applicable laws and regulations or that [***] reasonably requests in connection with the preparation, filing and maintenance of any RA.

3.12 Case Report Forms. [***] is responsible for the development and subsequent revisions of case report forms for Collaboration Projects (“CRF”) subject to review and approval of the COG. Juno will be responsible for distributing the CRFs and any amendments to the CRFs to all Participating Sites in a timely manner.

3.13 Adverse Event Reporting. Each party is responsible for ensuring that its investigators collect, assess and report adverse events according to the procedures outlined in the applicable Project Agreement and as required by applicable laws and regulations. As Sponsor, Juno will be responsible for the reporting of adverse events to all appropriate government agencies as required by the Project Agreement and applicable laws and regulations. Juno agrees that it will, in a timely manner consistent with applicable laws and regulations and the terms of the Project Agreement, provide the COG, FHCRC and any other Participating Sites with any information it obtains in the regarding the safety and/or the toxicity of any Study Product.

3.14 Data Monitoring Committee.

(a) Unless otherwise agreed by the COG, clinical trials related to Collaboration Projects will be overseen and the results reviewed by an independent Data Monitoring Committee (“DMC”) established and supported by Juno. The COG will review and approve the DMC’s membership and procedures. Juno will assume responsibility for setting up and supporting all DMC meetings. The COG will be notified of any DMC meetings. A representative from each party will be invited to attend all open sessions of the DMC meetings. All DMC open sessions reports related to a Collaboration Project will be made available to the COG.

(b) The COG will decide whether to accept or reject a major DMC recommendation for a clinical trial conducted at FHCRC under the Collaboration such as a recommendation to close a clinical trial related to a Collaboration Project. Should the COG unanimously agree on accepting a major DMC recommendation, the COG will communicate that decision to the members of the DMC. Should the COG not unanimously agree on accepting or rejecting a major DMC recommendation, the dispute resolution process described in Section 2.4 will be followed. In the rare case when the COG does not elect to accept for implementation a major DMC recommendation, the COG will communicate that decision to the members of the DMC with an appropriate and clear rationale.

3.15 Policies Applicable to Visiting Faculty and Personnel. Faculty and other personnel of a party who are working at the facilities of another party will be subject to and comply with any applicable policies of the host institution unless the host institution waives such policies. Visiting staff or faculty may become an affiliate of the host organization at the option of the host organization. The host institution may exclude particular visiting faculty or other personnel of another party from the host institution’s facilities for failure to comply with the host institution’s policy or other reasonable cause at the discretion of the host institution.

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4.	USE AND DEVELOPMENT OF SHARED RESOURCES AND OTHER SERVICES.

4.1 Project Agreements. Each Project Agreement shall detail the FHCRC resources that FHCRC will utilize in the conduct of the applicable Collaboration Project, terms of access and associated costs.

4.2 Use of Existing FHCRC Services and Resources. FHCRC may, in its sole discretion, elect to provide any service or resource which it offers to its own faculty and employees to the employees of Juno in furtherance of the Collaboration. In that event, the terms on which such services or resources are provided will be approved by the COG and mutually agreed to by the parties and reflected in a Project Agreement. Unless otherwise agreed, services or resources offered by FHCRC to Juno will be dependent upon [***].

4.3 Development of Shared Resources. From time to time, the parties may jointly develop a shared resource. In that event, the parties agree to use reasonable, good faith efforts to develop an appropriate agreement that reflects the rights and obligations of each party with respect to that resource including (a) the respective contributions of the parties, (b) appropriate compensation for time and effort and use of other resources, and (c) access to the shared resource.

5.	MANUFACTURE, SUPPLY AND USE OF STUDY PRODUCT

5.1 Production and Supply of Study Product. Unless otherwise agreed, [***] will be responsible for producing or otherwise obtaining and supplying [***] all cell products and other study agents used in each Collaboration Project (“Study Product”) appropriately formulated and in sufficient quantities to complete the Collaboration Project as provided in the applicable Project Agreement. [***] will be responsible for ensuring that all Study Products are properly labeled in accordance with the Project Agreement and applicable law.

5.2 Limitations on Use of Study Product. Unless otherwise agreed, FHCRC will (a) use any Study Product only to conduct the Collaboration Project for which it was supplied and for no other purpose, (b) not transfer any Study Product [***] under a Project Agreement to anyone other than persons authorized to receive them under this Agreement or the Project Agreement, (c) not modify, replicate, make derivatives of, or reverse engineer Study Product owned by or exclusively licensed to Juno without Juno’s prior written consent. FHCRC will store and handle Study Product in a secure manner to prevent access or use by unauthorized persons, and will observe such reasonable safety measures as are customarily employed by FHCRC with respect to other similar materials.

5.3 Return. Upon completion of a Collaboration Project, FHCRC will destroy, or at Juno’s request [***], return to Juno any unused Study Product [***] under the applicable Project Agreement. Juno will develop and present to the COG for approval specific return and destruction procedures for the Study Products used in Collaboration Projects.

5.4 Use of FHCRC Cell Processing Facility.

(a) For a period of [***] commencing on the Effective Date or as otherwise agreed by the parties, at Juno’s request, FHCRC agrees to produce at its Cell Processing Facility in

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Seattle, Washington any human cellular and tissue based Study Product (“HCT Study Product”) for any Collaboration Projects; provided, that FHCRC will only be required to manufacture HCT Study Products for which it determines in its reasonable discretion that it has the capacity and expertise to do so.

(b) The terms for production of any HCT Study Product produced by FHCRC including pricing, manufacturing and release specifications, and quality control and quality assurance testing will be described in the applicable Project Agreement.

(c) FHCRC agrees to maintain reasonable documentation concerning the production services, including documentation of all production and quality control testing, standard operating procedures, batch records, logs and such other matters as may be required by law or by the specifications described in the applicable Project Agreement (“Production Data”). All Production Data will be maintained by FHCRC in a secure location and access will be limited to authorized FHCRC and Juno personnel (including consultants and advisors); provided, at Juno’s request, and subject to reasonable confidentiality restrictions, copies of such Production Data will be made available to potential manufacturers of Licensed Products. Based on its prior experience with similar products, FHCRC will develop a [***] schedule for production, testing and delivery of the each HCT Study Product. FHCRC agrees to [***] to produce, test and deliver any HCT Study Product in accordance with the schedule described in the Project Agreement [***].

(d) Unless otherwise agreed, and subject to any licenses between FHCRC and Juno, Production Data will be owned by and considered Confidential Information of [***]. Any disclosure to a third party must be subject to confidentiality restrictions at set forth in Article 8.

(e) Notwithstanding Section 12 and unless otherwise expressly agreed in writing by the parties (including in any applicable Project Agreement), FHCRC hereby grants to Juno an exclusive, perpetual, royalty free license, with the right to sublicense through multiple tiers, to any Project Intellectual Property (as defined in Section 12.1) owned by FHCRC that constitutes an improvement to any process used to manufacture HCT Products, in each case, for the development and/or commercialization of [***], reserving to FHCRC a paid-up, non-exclusive, irrevocable license to use and, with the prior written consent of Juno, in its sole discretion, to sublicense to other not-for-profit research organizations to use, such Project Intellectual Property for internal non-commercial research purposes.

(f) For the avoidance of doubt, Juno will retain (i) ownership of all know-how, data and other intellectual property owned by or independently developed by Juno and (ii) control of all intellectual property licensed to Juno from third parties, in each case, that is made available to FHCRC in connection with the manufacture of any HCT Study Products (“Juno Manufacturing IP”). FHCRC shall have no right to (x) use, or (y) disclose to any third party any Juno Manufacturing IP except for purposes of carrying out Collaboration Projects, as expressly permitted by this Agreement or as otherwise expressly agreed in writing by Juno.

(g) Subject to the terms of any license between Juno and FHCRC and the terms of this Agreement, FHCRC retains the right to protect any information relevant to its expertise in manufacturing HCT Study Products and similar products by disclosing it to regulatory authorities

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only through the submission of a drug or biologics master file or investigational new drug application (“IND”) or equivalent international filing, granting Juno or its agents authority to cross-reference such filing when necessary for Juno to meet relevant regulatory authorization, registration, or licensing obligations related to releasing the biological materials or using them in Collaboration Projects.

(h) ALL HCT STUDY PRODUCTS PRODUCED BY FHCRC ARE EXPERIMENTAL IN NATURE, ARE NOT FOR COMMERCIAL USE, AND ARE PROVIDED “AS IS,” WITHOUT ANY WARRANTY, REPRESENTATION OR UNDERTAKING WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. FHCRC MAKES NO REPRESENTATION OR WARRANTY REGARDING THE SAFETY OR EFFICACY OF ANY HCT STUDY PRODUCT PRODUCED BY FHCRC. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY FHCRC THAT THE USE BY JUNO OF ANY HCT STUDY PRODUCT PRODUCED BY FHCRC OR INFORMATION OR DATA RELATING TO HCT STUDY PRODUCTS PRODUCED BY FHCRC [***].

5.5 Other Manufacturing.

(a) Juno shall, at its election, have the right to manufacture Licensed Products for use in the Collaboration at any site it deems appropriate.

(b) FHCRC agrees to assist Juno in the establishment of manufacturing facilities for [***] and, at Juno’s request, shall deliver to Juno (or its designee), all data, reports, analyses and other information relating to the manufacture of HCT Study Products that exists at FHCRC, is then owned or licensed by Juno, and is then reasonably available and transferable in a tangible form. If at any time during the Term, Juno identifies particular documents, data or information that exists at FHCRC, is then owned or licensed by Juno, and is reasonably available and transferable in a tangible form as of the Effective Date and that was not previously delivered to Juno, FHCRC shall promptly provide such data and information to Juno, upon Juno’s request. Juno shall reimburse FHCRC for [***] by FHCRC in complying with this Section 5.5(b), and FHCRC fees for assistance with establishment of manufacturing facilities shall be agreed pursuant to applicable Project Agreements.

(c) FHCRC shall provide Juno with reasonable access, at agreed times during ordinary business hours, to FHCRC personnel knowledgeable regarding the manufacture of HCT Study Products for the purpose of assisting Juno with technology transfer to a manufacturing facility. The assistance may be rendered by teleconference or in-person meetings, at Juno’s expense, and FHCRC fees for such assistance shall be agreed pursuant to applicable Project Agreements.

6.	LEGAL COMPLIANCE

6.1 Compliance with Law. Each party agrees to carry out the Collaboration and perform each Collaboration Project in accordance with all applicable laws and regulations including, but not limited to (a) the Health Insurance Portability Accountability Act of 1996 (“HIPAA”) and its related

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regulations, (b) applicable regulations of the United States Food and Drug Administration (“FDA”) and the Health and Human Services Department’s Office for Human Research Protections (“OHRP”), (c) the false claims statute (31 USC 3729) and anti-kickback statute (42 U.S.C. 1320a-7(b)) and the related safe harbor regulations and (d) other laws and regulations applicable to medical research involving human subjects, the manufacture and production of drugs, biologics and devices under the regulatory control of the FDA or comparable foreign agencies or instrumentalities and shipments in interstate or foreign commerce. Each party represents, warrants and agrees that no part of any consideration paid under this Agreement or any agreement entered into under this Agreement is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services and neither this Agreement nor any consideration paid under this Agreement or any agreement entered into under this Agreement is contingent upon either party’s use or purchase of the other party’s products or services.

6.2 Debarment. No party will knowingly utilize any of the following in connection with the performance of any Collaboration Project:

(a) An organization that has been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a(a) and (b) or suspended by the OHRP as a clinical research site under 45 C.F.R. Part 46;

(b) A person or organization convicted of a felony under federal law for conduct relating to the development or approval, including, but not limited to, the process for development or approval, of any drug, product, medical device, New Drug Application, Pre-Market Application (PMA), 510(k) or IND or similar application or otherwise relating to the regulation of any drug product or medical device under the Food Drug and Cosmetics Act;

(c) A person that has been disqualified as a clinical investigator under 21 C.F.R. Part 312.70; or

(d) An investigator who is not qualified by training and experience as an appropriate expert to conduct a clinical trial, as required under 21 C.F.R. Part 312.53

Each party represents and warrants that it is not a person or organization described in Subsections (a) or (b). If any party becomes aware that any organization or person involved in a Collaboration Project is debarred, threatened with debarment, disqualified, threatened with disqualification, or suspended, that party will notify the other party and the COG immediately.

6.3 Audits and Inspections. Each party, with reasonable notice and at its sole expense, at reasonable intervals may audit and inspect any facilities used by the other party to conduct a Collaboration Project and may review, audit and copy Study Records; provided, that any information or Study Records obtained will remain subject to the terms of this Agreement including, without limitation, Section 8 on confidentiality. Unless otherwise agreed, audits and inspections will be limited to normal business hours and must be conducted so as not to unreasonably disrupt the normal activities of the facility being inspected. The party being audited or inspected may impose reasonable restrictions as a condition to the audit or inspection including (a) limiting the number of persons allowed in a facility at one time, (b) training requirements for personnel entering the facility and (c) requiring execution of a confidentiality agreement consistent with this Agreement prior to any audit or inspection.

7.	GOVERNMENTAL COMMUNICATIONS

7.1 Meetings with Governmental Authorities. With respect to any discussions with any governmental authority involving data from or the conduct of any Collaboration Project, [***] will take the initiative in arranging such discussion. Formal meetings with governmental authorities concerning the design or data from a Collaboration Project will be discussed and agreed upon in advance by [***]. With the prior written consent of [***] will have the right to participate in all formal meetings with governmental authorities relating to a Collaboration Project unless legally precluded from doing so.

7.2 Written Communications to Governmental Authorities. In addition to all documents otherwise required to be provided to the other party by this Agreement, the applicable Project Agreement and applicable law, [***] agrees to promptly provide the COG and [***] with a copy of all documents and other written or electronic communications related to any Collaboration Project which it has submitted to any governmental authority including protocol amendments, information amendments, safety reports, annual reports, investigator reports, reports of unanticipated problems involving risks to subjects or others, reports of serious or continuing noncompliance with applicable laws and regulations or the requirements of an institutional review board/ethics committee (“IRB/EC”) or reports of the suspension or termination of IRB/EC approval of human subjects research related to a Collaboration Project. Information provided will be deemed Confidential Information (as defined in Section 8.1) of the party providing it as long as it otherwise qualifies as Confidential Information.

7.3 Notice of Governmental Action. Each party will promptly notify the COG of any of the following of which it becomes aware: (a) any correspondence from any governmental authorities related to a Collaboration Project or an RA that is received by that party, or its agents or affiliates, or by Participating Sites funded by that party; (b) investigations or site visits by any governmental authorities related to a Collaboration Project or RA whether announced or unannounced; (c) enforcement actions by any governmental authorities related to a Collaboration Project or RA; or (d) any action taken by any governmental authority regarding manufacturing of a product used in a Collaboration Project or that is the subject of a RA that would impact the safety of subjects in a Collaboration Project. Each party will consult and cooperate with the other party and the COG in responding to any such event, including providing documents, information and access as properly requested. Information provided will be deemed Confidential Information (as defined in Section 8.1) of the party providing it provided it otherwise qualifies as Confidential Information.

8.	CONFIDENTIALITY

8.1 Confidential Information.

(a) “Confidential Information” means any information provided by one party to this Agreement (“Disclosing Party”) to another party to this Agreement (“Receiving Party”) which is designated as confidential, or any information acquired by observation or otherwise by the Receiving

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Party which the Receiving Party has reason to believe is treated as confidential by the Disclosing Party. Unless otherwise stated in this Agreement or agreed by the parties, Confidential Information will be deemed owned by the Disclosing Party. Subject to Section 8.2, Study Data, as defined in Section 9.1, is Confidential Information [***]. For avoidance of doubt, to the extent provided under Section 9.2(a), Juno shall have the right to access, use and reference all Study Data [***] and to authorize its Affiliates and Sublicensees to do the same in connection with the development and commercialization of [***].

(b) Confidential Information does not include and the restrictions on use and disclosure of Confidential Information in this Agreement do not apply to information which at the time of its receipt (i) is or later becomes available to the public through no fault of or breach of this Agreement by the Receiving Party; (ii) is independently known by the Receiving Party prior to its receipt from the Disclosing Party as shown by the written records of the Receiving Party; (iii) is obtained without an obligation of confidentiality from a third party who had the legal right to disclose the information to the Receiving Party; or (iv) is independently created or compiled by the Receiving Party without use of or reference to Confidential Information of the Disclosing Party as shown by the written records of the Receiving Party.

8.2 Restrictions on Use and Disclosure of Confidential Information. Each party agrees that it will not make use of, disseminate, disclose or in any way circulate any Confidential Information of the other party, which is supplied to or obtained by it in writing, orally or by observation except as expressly permitted by this Agreement or the Disclosing Party. Confidential Information may be disclosed by the Receiving Party to its own employees or professional staff or those of its affiliates that require access to such Confidential Information for purposes of performing under this Agreement including any Project Agreement, or for their internal use in relation to quality assurance, peer review or other purposes directly related to the administration or delivery of health care services but only if prior to making any such disclosure each such employee and professional is bound by agreement or by the policies of its employer to maintain the confidentiality of the Confidential Information and is aware of the obligation to maintain the Confidentiality of the Confidential Information in question. Notwithstanding the foregoing, Confidential Information (including Study Data) relating to potential hazards or cautionary warnings associated with the handling or use of any Study Product may be disclosed to patients to the extent deemed prudent by clinical investigators exercising reasonable judgment.

8.3 Standard of Care. Each party agrees to use reasonable care to prevent improper disclosure of the other party’s Confidential Information and to ensure that Confidential Information is treated in the manner required by this Agreement.

8.4 Disclosure Required by Law. If the Receiving Party is required by law to disclose Confidential Information owned or disclosed to it by the Disclosing Party including by discovery, subpoena or other legal or administrative process, the Receiving Party agrees to provide the Disclosing Party prompt notice of the required disclosure to permit the Disclosing Party, at its option and expense, to seek an appropriate protective order or waive the requirements of this Agreement. If no protective order or waiver is obtained, such disclosure may be made but only to the extent legally required. The Receiving Party will not oppose any action by the Disclosing Party to obtain an appropriate protective order or other assurance that Confidential Information which must be disclosed will be accorded confidential treatment.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.5 Confidentiality of Research Subject Information. Each party agrees to comply with all applicable laws and regulations relating to the use and disclosure of information from which the identities of research subjects enrolled research that is part of a Collaboration Project can be obtained including protected health information as defined in HIPPA and to use reasonable care to ensure that such information is not improperly disclosed.

8.6 Exchange of Confidential Information. Confidential Information exchanged by the parties under this Agreement or any Project Agreement shall not constitute invalidating prior art with respect to any U.S. patent or U.S. patent application of a party in respect of an invention made as a result of activities undertaken within the scope of this Agreement or any Project Agreement.

8.7 Survival of Obligations. Unless otherwise agreed by the parties, for any given Confidential Information the obligations under Section 8 will remain in effect for a period of [***] from the completion or termination date of the particular Collaboration Project to which the Confidential Information at issue relates or from which it was generated or as may otherwise be required under applicable laws and regulations.

9.	STUDY DATA AND SPECIMENS

9.1 Definition of Study Data. “Study Data” means all analyzed data, results and other data generated by any party or anyone under that party’s control in the course of performing a clinical trial or other research study in connection with a Collaboration Project and includes patient records and CRFs. Study Data excludes Production Data as defined in Section 5.4(c).

9.2 Use and Ownership of Study Data.

(a) The parties agree that all Study Data will be shared fully between the parties in a manner consistent with applicable laws, regulations and the requirements of oversight bodies such as institutional review boards or ethics committees. Unless otherwise agreed in writing, Study Data will be owned by [***].

(b) Each party agrees that until publication of the results of the Study as permitted under this Agreement each party will have the limited right to use Study Data, whether owned by it or another party, solely for internal research purposes and patient care purposes, and that it will not disclose Study Data to any other person or entity except: (a) as necessary, in a party’s reasonable medical judgment, for the medical care of any research subject, (b) as necessary for protection of that party’s interests against lawsuits, allegations of scientific misconduct, conflict of interest actions, patent infringement and interference proceedings, (c) as permitted by this Agreement or the applicable Project Agreement, (d) for purposes of publication or public presentation as permitted under Section 10, (e) as required by applicable laws and regulations including laws and regulations of the FDA relating to licensure of Study Products, and (f) with respect to Juno, to develop and advance the commercialization of [***], subject to confidentiality restrictions as provided herein and other applicable legal requirements with respect to such data. For clarity, Juno shall have the right to

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access, use and reference all Study Data [***] and to authorize its Affiliates and Sublicensees to do the same in connection with the development and commercialization of [***], subject to confidentiality restrictions as provided herein and other applicable legal requirements with respect to such data.

(c) Upon publication or presentation of the results of a Collaboration Project as permitted by this Agreement, Juno may use any Study Data on which the publication or presentation was based for any legitimate scientific or business purpose and may disclose it to any person or entity, subject to applicable laws and regulations governing disclosure of protected health information (as defined in HIPAA) and other information from which the identity of research subjects might be determined. Except under emergency circumstances where it is not practicable to do so and to the extent permitted by law, each party will notify the other party and the COG prior to releasing Study Data to any third party including government organizations.

(d) Prior to publication or public disclosure, Study Data may be disclosed and discussed internally among members of the scientific staff of a Receiving Party or its affiliates provided that all persons with access to the Study Data are apprised of the duty and obligation to maintain the confidentiality of such Study Data prior to its publication or other public disclosure in accordance with this Agreement. Notwithstanding the above, at any time, Juno may disclose any Study Data generated in connection with the Collaboration (including FHCRC Confidential Information) in connection with the exercise of its license rights under the License Agreement as provided in Section 9.2(b), subject to conditions of confidentiality no less strict than those herein, and may disclose any such information to its actual and prospective investors, lenders, sublicensees, business partners, acquirors, Affiliates, consultants and advisors in connection with its business activities. With respect to any improper disclosure of Confidential Information of FHCRC by a person or entity that received such information from Juno, Juno will be responsible for any such improper disclosure.

9.3 Ownership and Use of Other Patient Materials. All tissue samples and biological materials other than Study Product (“Study Specimens”), which are derived from any Collaboration Project, will be [***] unless otherwise agreed. Study Specimens may be used by the parties as expressly stated in the applicable Project Agreement or as otherwise agreed by the COG provided, Juno may also use any such materials (other than patient samples) to develop [***], including without limitation, Licensed Products. Study Specimens will be used only in a manner that complies with all applicable laws and regulations.

10.	PUBLICATION

10.1 Joint Publication. The parties agree to work cooperatively to publish the results of each Collaboration Project in a joint paper in an appropriate peer reviewed journal. The initial publication and any public disclosures (e.g., presentations, abstracts, etc.) of the results of the Collaboration Project will require the approval of both parties. The COG will approve senior and first authorship on the initial publication of the results from each Collaboration Project. The parties agree to give appropriate recognition for all scientific or other contributions in any publication or presentation relating to a Collaboration Project.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.2 Separate Publication. Notwithstanding Section 10.1, if the parties are unable to publish a joint paper within [***] from completion of a Collaboration Project, either party may publish or present the results of that Collaboration Project without the consent of the other party subject to the following conditions: a party that wishes to publish or present separately will submit the abstract or manuscript of any proposed manuscript publication or any other public disclosure to the other party at least [***] before public disclosure, and the other party shall have the right to review and comment upon the proposed public disclosure in order to protect its Confidential Information and the patentability of any inventions disclosed therein. Upon the request of the party receiving such proposed publication, the public disclosure shall be delayed up to [***] additional [***] to enable the other party to secure adequate intellectual property protection of any patentable subject matter contained therein that would otherwise be affected by the publication and to ensure that no Confidential Information of the non-publishing party is disclosed by such publication. Any such separate publication or presentation shall give appropriate credit to the other party including crediting the contributions and interpretations of the other party.

10.3 Notice and Review. Each party agrees to furnish the other with copies of any proposed oral, written, graphic, or electronic public disclosures prior to submission for publication or presentation. Each party may review these disclosures for a period not to exceed [***] to ensure that its Confidential Information is not improperly disclosed and may require the removal of its Confidential Information (excluding Study Data). In order to fully protect the intellectual property rights of both parties, any contemplated publication or other public disclosure containing the details of any intellectual property, whether or not patentable, copyrightable or other protectable, may be withheld for an additional period of [***] or until a patent application or other form of intellectual property protection is filed thereon, whichever is first in time.

11.	PUBLICITY AND USE OF NAME

11.1 Use of Names. Neither party will use the name of the other party or the name of the other party’s divisions, affiliates, employees, products, services, trademarks or service marks for promotional purposes in printed materials without the prior written consent of the other party. This section will not be interpreted to prevent: (a) disclosure of basic demographic information about the Collaboration or a Collaboration Project (e.g. the name, affiliation and contact information of the participating investigator) which either party needs to disclose in the course of its routine business, including the submission of grant and contract proposals to extramural sponsors, (b) disclosure of information which must be disclosed as part of regulatory submissions or as otherwise required by applicable laws and regulations or (c) the use, reference to or dissemination of reprints of scientific, medical, and other published articles relating to a Collaboration Project in a manner consistent with applicable copyright law.

11.2 Press Releases. Until publication of the Study Data and results of a Collaboration Project as permitted in Section 10, neither party will (a) issue a press release, advertisement or printed material that references the Collaboration or a Collaboration Project or its results or (b) make any verbal claim or statement through radio, television, or interview regarding the effectiveness of the science or the outcome of a Collaboration Project, without the written consent of the other party. This does not include providing comments on the underlying science of a Collaboration Project. After initial publication of the Study Data and results of a Collaboration Project as permitted in this

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Agreement, each party will provide a copy of any proposed press release to the other party and the COG for review at least [***] in advance of proposed publication. Following the review of the proposed press release for the maximum period of time specified above, the submitting party will be free to publish the press release unless it receives a written objection from the other party specifying the basis for the objections. Disputes concerning press releases will be resolved in accordance with Section 2.4.

12.	INTELLECTUAL PROPERTY

12.1 Definition of Project Intellectual Property. “Project Intellectual Property” means any and all inventions, improvements, methods or discoveries and all works of authorship or software but (excluding articles, dissertations, theses, books and other scholarly works) which are conceived, reduced to practice, developed or created in connection with or in performance of a Collaboration Project by employees or agents of one or both of the parties.

12.2 Determination of Ownership. Ownership of all inventions constituting Project Intellectual Property will follow inventorship as determined under applicable law, subject to any assignment of rights by an inventor to his or her employer or pursuant to written contract. Ownership of all works of authorship and software constituting Project Intellectual Property will follow authorship as determined under applicable law subject to the “work for hire” doctrine and any assignment of rights by an author to his or her employer or pursuant to written contract. Ownership of all other intellectual property (e.g., know-how) will be determined under applicable law, subject to any assignment of rights to his or her employer or pursuant to written contract. Each party, represents, warrants and agrees that unless otherwise agreed in writing by the other party, it will not allow any employee, member of its faculty or scientific staff, student or other person to work on a Collaboration Project on its behalf unless such person has agreed to assign any Project Intellectual Property conceived, first reduced to practice, authored or otherwise created in connection with or performance of the Collaboration Project to that party so that it may carry out its obligations under this Agreement and the applicable Project Agreement.

12.3 Filing of Patent and other Applications for Intellectual Property Protection.

(a) Each party will notify the other party and the COG of any Project Intellectual Property of which it becomes aware.

(b) With respect to any Project Intellectual Property solely owned by FHCRC and to FHCRC’s interest in any jointly owned Project Intellectual Property, Juno will have [***] from the date it is notified by FHCRC or otherwise becomes aware of any such Project Intellectual Property to request that a patent application or application for other intellectual property protection be prepared and filed, provided, however, that FHCRC may notify Juno in writing of its intent to publish Collaboration Project results including such Project Intellectual Property, and provide an abstract of such proposed publication, in which case, Juno will have [***] from the date it receives such notice, extendable by an additional [***] upon written notice to FHCRC by Juno during such [***] period, to make such request. If Juno does make such request within such time period, FHCRC may publish such results and may prepare, file, and prosecute each such domestic and foreign application in FHCRC’s name or, if FHCRC elects not to proceed with the application, Juno

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may elect to do so in FHCRC’s name. Juno will pay for [***] incurred in connection with the preparation, filing, prosecution, and maintenance of any such applications and any resulting patent or other intellectual property protection, provided, however, that if Juno notifies FHCTC that it has no interest in such an application, Juno will not pay such costs, and will have no Option to license FHCRC’s interest in such patent application. FHCRC and Juno will cooperate to ensure that each application filed at Juno’s request will cover all items of commercial interest and importance. The party responsible for the application will be entitled to use reputable intellectual property counsel of its choice, reasonably acceptable to the other party. The party conducting such activities shall keep the other party fully informed as to the status of such patent matters. While the party responsible for preparation and filing of the application will have sole discretion with respect to decisions regarding the scope and content of that application and the prosecution thereof, the other party will be given a reasonable opportunity to review and provide comments concerning the application, will be kept advised of material developments with respect to the application, and will be supplied with copies of all documents received and filed in connection with the prosecution of such application in sufficient time to comment. Comments by the other party will be given good faith consideration by the party responsible for the application.

(c) With respect to any jointly owned Project Intellectual Property, the parties will cooperate to decide which party shall file, prosecute and maintain patent applications covering such inventions, and the countries in which such filings shall be made. The party conducting such activities shall keep the other party fully informed as to the status of such patent matters. While the party responsible for preparation and filing of the application will have sole discretion with respect to decisions regarding the scope and content of that application and the prosecution thereof, the other party will be given a reasonable opportunity to review and provide comments concerning the application, will be kept advised of material developments with respect to the application, and will be supplied with copies of all documents received and filed in connection with the prosecution of such application in sufficient time to comment. Comments by the other party will be given good faith consideration by the party responsible for the application. The parties will [***] all expenses and fees associated with the filing, prosecution, issuance and maintenance of any jointly owned patent application and resulting patents within the Project Intellectual Property.

(d) Disputes concerning ownership of any patent or other intellectual property application, and filing and prosecution decisions, will be referred to the COG for resolution, subject to final resolution pursuant to Section 2.4.

12.4 Option for License and License Terms.

(a) FHCRC hereby grants Juno an option, exercisable during the term of this Agreement except as provided in Section 12.3(b), for an exclusive , royalty-bearing license to all or part of FHCRC’s right, title and interest in, to and under any patent applications and patents within the Project Intellectual Property, and a non-exclusive, royalty bearing license to all or part of FHCRC’s right, title and interest in, to and under any intellectual property not covered by the claims of patent applications or patents within the Project Intellectual Property and made or created in connection with or in performance of a Collaboration Project (“Option”) reserving to FHCRC, in each case, a paid-up, non-exclusive, irrevocable license to use and, with the prior written consent of Juno, in its sole discretion, to sublicense to other not-for-profit research organizations to use, any

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patent applications and patents within such Project Intellectual Property for internal non-commercial research purposes. Unless it is terminated sooner under this Agreement (including as provided in Section 12.3(b) above), the Option will terminate automatically unless it is exercised (including the execution of a mutually acceptable licensing agreement) [***].

(b) Juno may exercise the Option by giving FHCRC written notice of exercise of the Option describing the Project Intellectual Property that it wishes to license. In such case, the parties shall negotiate in good faith with respect to a license agreement for such intellectual property, with the terms of such license being commercially reasonable and competitive as of the date such license is entered into. In the event the parties are unable to agree on such terms within [***], FHCRC and Juno shall appoint a neutral, independent expert with extensive expertise in the licensing of pharmaceutical technology and products to act as an expert (not as an arbitrator) (the “Expert”), at the expense of each of each of FHCRC and Juno in equal proportions, to make its independent determination of the commercially reasonable economic terms for such a license to the applicable intellectual property (the “Expert’s Determination”). In any such determination the Expert shall take into account, inter alia, (i) any joint ownership interest that Juno may have in such intellectual property, and (ii) the ability (or inability, as the case may be) for such intellectual property to be practiced without a license to the intellectual property licensed to Juno under the License Agreement. If FHCRC and Juno are unable to agree on an expert within [***], each of the FHCRC and Juno will each designate a neutral, independent individual with the qualifications above, and those individuals will select a third neutral independent individual with the qualifications above to act as the Expert. Each of the parties shall provide the Expert with a written proposal detailing their respective proposed terms, and make available to such Expert on a confidential basis such books, accounts, records and forecasts as the Expert may reasonably request, including terms of other licenses entered into by each of the parties (including, without limitation, the License Agreement), that may be useful in determining the commercially reasonable terms of licensing. The Expert shall select the proposal of one of the parties as his or her Expert’s Determination, without varying any of the terms thereof. The Expert’s Determination shall be final and binding on the parties, and shall constitute the key terms of the license.

12.5 Termination of Certain Rights of Juno. If Juno does not request that FHCRC file a patent application for any Project Intellectual Property within the [***] period provided for in Section 12.4, or as otherwise provided in Section 12.3(b), or does not provide financial support with respect to the preparation, filing, prosecution or maintenance of any patent or patent application as required by this Agreement, the Option will expire with respect to that patent application or patent and FHCRC, at its sole expense, may prepare and file or continue prosecution or maintenance of that patent or patent application.

12.6 Pre-existing Rights. No party claims by virtue of this Agreement any right, title, or interest in or to any issued patents or pending patent applications owned or controlled by any other party as of the date of this Agreement. Nothing in this Agreement will be construed as granting any license or obligation to license any intellectual property to the other party other than as expressly set forth herein, including (a) the Option granted under Section 12.4, (b) the limited right to use Study Product and to manufacture and use HCT Study Product in accordance with the terms of this Agreement and the applicable Project Agreement, and (c) the cross-licenses granted under Section 12.7.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.7 Research Licenses.

(a) Each party hereby grants the other party a non-exclusive, non-transferable, royalty-free, non-sublicensable (except with the prior written consent of the other party, including as set forth in a Project Agreement) license to its rights in all Project Intellectual Property, solely to the extent necessary to allow such other party to perform its obligations under the Project Agreement(s).

(b) Juno hereby grants to FHCRC a non-exclusive, non-transferable, royalty-free, non-sublicensable (except with the further prior written consent of Juno, including as set forth in a Project Agreement) license to intellectual property owned or controlled by Juno solely to the extent necessary to allow FHCRC to perform its obligations under the Project Agreement(s).

12.8 CREATE. The parties intend for the Collaboration to qualify for the benefits of the Cooperative Research and Technology Enhancement Act (35 U.S.C. § 103) (the “CREATE Act”). Accordingly, each party agrees to use reasonable efforts to do, and cause its employees to do, all lawful acts that may be or become necessary to evidence, maintain, record and perfect rights of the parties provided by the CREATE Act.

12.9 Common Interest Disclosures. With regard to any information or opinions disclosed pursuant to this Agreement by one party to each other regarding intellectual property and/or technology owned by third parties, Juno and FHCRC agree that they have a common legal interest in determining whether, and to what extent, third party intellectual property rights may affect the conduct of the Collaboration, and have a further common legal interest in defending against any actual or prospective third party claims based on allegations of misuse or infringement of intellectual property rights relating to the conduct of the Collaboration. Accordingly, Juno and FHCRC agree that all such information and materials obtained by Juno and FHCRC from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable, except with respect to disputes arising between the parties. By sharing any such information and materials, neither party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither party shall have the authority to waive any privilege or immunity on behalf of the other party without such other party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one party be deemed to apply against any other party.

13.	INDEMNITY, INSURANCE AND RESEARCH RELATED INJURY

13.1 Indemnification by Juno. Juno will indemnify, defend, and hold harmless FHCRC, and its trustees, officers, professional staff, employees, agents, successors, heirs and assigns (“FHCRC Indemnitees”) from and against:

(a) All third party claims, debts, liabilities and obligations which arise from or are alleged to arise from i) [***]; or ii) [***];

(b) Any damage or deficiency resulting directly or indirectly from [***]; and

(c) All third party other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing, including actual attorneys’ fees and other out-of-pocket expenses.

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This indemnification will not apply to the extent that the claims, debts, liabilities, obligations, damages, deficiencies or expenses (collectively “Claims”) for which indemnification is sought under this Agreement are caused by the [***] of the FHCRC Indemnitees or are [***].

13.2 Indemnification by FHCRC. FHCRC will indemnify, defend, and hold harmless Juno and its directors, officers, professional staff, employees, agents, successors, heirs and assigns (“Juno Indemnitees”) from and against:

(a) All third party claims, debts, liabilities and obligations which arise from or are alleged to arise from the [***];

(b) Any damage or deficiency resulting directly or indirectly from [***]; and

(c) All third party other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing, including actual attorneys’ fees and other out-of-pocket expenses.

This indemnification will not apply to the extent that the Claims for which indemnification is sought under this Agreement are caused by the [***].

13.3 Indemnification Procedures. The Indemnitees will give the party from whom indemnification is sought under this Agreement (in this capacity “Indemnitor”) reasonable notice of any Claims asserted against such Indemnitees. Failure to give such notice will not abrogate or diminish Indemnitor’s indemnity obligation if Indemnitor [***] or if such failure does not prejudice Indemnitor’s ability to defend the Claim. In any litigation, administrative proceeding, negotiation or arbitration pertaining to any Claim for which indemnification is sought under this Agreement, Indemnitor will select competent legal counsel acceptable to the Indemnitees in their reasonable discretion to represent the Indemnitees. Indemnitor will control such litigation, proceedings, negotiations and arbitration. The Indemnitees will at all times have the right to fully participate in the defense at their own expense. If Indemnitor, within a reasonable time after notice, fails to defend, the Indemnitees will have the right, but not the obligation, to undertake the defense of and to compromise or settle the Claim or other matter on behalf, for the account, and at the risk of Indemnitor. If the Claim is one that cannot by its nature be defended solely by Indemnitor, then the Indemnitees will make available all information and assistance Indemnitor may reasonably request at Indemnitor’s expense.

13.4 Insurance. Each party represents, warrants and agrees that it will maintain during the term of this Agreement and for a period of [***] thereafter, a liability insurance policy at levels and with coverage (including product liability and professional liability coverage) sufficient to support the indemnification obligations and other obligations assumed under this Agreement and all Project Agreements but in no event less than [***]. Each party will provide the other party with written evidence of the insurance upon request and will give notice to the other party at least [***] prior to

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cancellation, nonrenewal or material change in the insurance coverage. If a party does not obtain replacement insurance providing comparable coverage within [***], the other party will have the right to terminate its participation under this Agreement immediately.

13.5 Participant Injury Attributable to the Clinical Trial. [***] agrees to pay, the [***] participating in clinical trials related to a Collaboration Project for illness or injury attributable to a Study Product except to the extent [***]. For purposes of this determination, “attributable” means that the receipt of the Study Product and the research subject’s illness or injury are reasonably related in time, and the illness or injury is more likely explained by the receipt of the Study Vaccine than another cause. The payment or offer of payment of any amount by [***] is not an admission of fault or liability by any one or more of (a) the parties, (b) any Participating Site or (c) the affiliates, contractors, insurers employees or agents of any of the foregoing, and any such payment or offer of payment will not be considered a waiver of any defense or other legal right by any of the foregoing in any legal, administrative or similar proceeding.

14.	TERM AND TERMINATION

14.1 Term. The initial term of this Agreement will begin on the Effective Date and continue for six (6) years unless sooner terminated as permitted in this Agreement. The term of this Agreement may be extended or renewed only by mutual written agreement signed by a duly authorized representative of each party.

14.2 Voluntary Termination of Project Agreements. Subject to the approval of the COG, either party may terminate its participation under one or more specific Project Agreements by giving the other party at least [***] prior written notice. In any such case, the terminating party shall use reasonable efforts to mitigate further expenditures on such Collaboration Project but shall take steps to ensure that any research and development activities underway shall be terminated in a manner that is not prejudicial to the further advancement of such Collaboration Project. Any Sponsor Payments unexpended on such Collaboration Project shall be available for other Collaboration Projects approved by COG.

14.3 Termination for Cause.

(a) Subject to subsection 14.3(b), if a party materially breaches the terms of this Agreement or a Project Agreement, then the other party may terminate the agreement to which the breach relates at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving the party who committed the breach thirty (30) days’ notice in writing, specifying the breach. The agreement with respect to which notice is given will be deemed terminated upon expiration of the thirty (30) day period unless the breach is cured prior to such expiration; provided, that if the breach is such that more than thirty (30) days is reasonably required for its cure, then the party who committed the breach will not be deemed to be in breach if it commences the cure within the thirty (30) day period and diligently pursues the cure to completion.

(b) Notwithstanding subsection (a), if the agreement that is being terminated for breach is this Agreement, the party that wishes to terminate this Agreement must [***] before giving the thirty (30) day written notice of breach described in subsection (a). If the matter cannot be resolved after [***], the party wishing to terminate may continue to pursue termination under this Section 14.3.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.4 Termination on Insolvency and Related Events. This Agreement will terminate on written notice from either party if the other party becomes insolvent, makes any assignment for the benefit of creditors, if a petition in bankruptcy if filed by or against the other party, or if a receiver or trustee of the other party’s property is appointed.

14.5 Effect of Termination. (a) Unless otherwise agreed by the parties, all Collaboration Projects and related Project Agreements will terminate effective upon termination of this Agreement. Termination of this Agreement or a Project Agreement by any party for any reason will not affect any rights and obligations of the parties which accrue prior to the effective date of termination. Upon termination of this Agreement or a Project Agreement, a party entitled to reimbursement under the Agreement being terminated will be reimbursed for all costs and non-cancelable commitments reasonably incurred by it in the performance of the Collaboration or any terminated Collaboration Project.

(b) If a Project Agreement is terminated prior to completion of the Collaboration Project to which it relates for any reason the parties will cease enrolling research subjects in any clinical trial that is part of that Collaboration Project, stop using the Study Product for that Collaboration Project and stop conducting any procedures on research subjects enrolled in a clinical trial that is part of that Collaboration Project as soon as practicable, with due regard for the safety and welfare of research subjects.

(c) Termination of this Agreement for any reason other than a material breach by FHCRC will not abrogate, diminish or otherwise affect FHCRC’s rights under the Related Agreements except as provided thereunder. Upon a termination of this Agreement by FHCRC for breach by Juno, the parties acknowledge and agree that Sponsor Payments not yet funded by Juno may be included among damages for breach for which FHCRC may recover. For the avoidance of doubt, termination of this Agreement shall have no effect on the License Agreement.

(d) Unless the parties expressly agree otherwise, the rights and obligations under this Agreement or any Project Agreement that would, by their nature, survive expiration or termination or that have accrued prior to expiration or termination, including the representations, warranties and indemnifications in this Agreement or in any Project Agreement, will survive expiration or termination of this Agreement. For the avoidance of doubt, the provisions of Sections 1.3, 3.7, 3.8, 3.9, 3.11, 3.13, 5.2, 5.4(c) - (h), 6.1, 6.2, Articles 8, 9, 10 and 11, Sections 12.1 through 12.3, and 12.6 through 12.9 and Articles 13, 14 and 15 shall survive the termination of this Agreement for any reason.

(e) Any Sponsor Payments paid to FHCRC pursuant to Project Agreements that have been not been expended on, or irrevocably committed to be paid to third parties under, Collaboration Projects as of the termination of the Agreement shall be repaid to Juno by FHCRC within [***] of any such termination, unless otherwise agreed by the parties.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.	OTHER PROVISIONS

15.1 Notices. Unless otherwise provided in this Agreement or the applicable Project Agreement, all communications, including payments, notices, demands or requests required or permitted to be given hereunder or under any Project Agreement, will be given in writing and will be: (a) personally delivered; (b) sent by telecopier or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such payments, notices, demands or requests are as follows:

If to Juno:

FC Therapeutics, Inc.

8725 W. Higgins Road, Suite 290

Chicago, Il 60631

Attention: <[                    ]>

Fax No.: <                    >

Email:

If to FHCRC:

Fred Hutchinson Cancer Research Center

Industry Relations &Technology Transfer

1100 Fairview Avenue North, J5-110

P.O. Box 19024

Seattle, WA 98109-1024

Attention: Vice President Industry Relations & Clinical Research Support

Fax No.: (206) 667-1515

Email: umueller@fhcrc.org

If personally delivered, such communication will be deemed delivered upon actual receipt. If electronically transmitted pursuant to this paragraph, such communication will be deemed delivered when transmitted. If sent by overnight courier pursuant to this paragraph, such communication will be deemed delivered within twenty-four hours of deposit with such courier. If sent by U.S. mail pursuant to this paragraph, such communications will be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change their address for the purpose of this Agreement by giving notice in accordance with this Section.

15.2 Waiver. The failure of any party to enforce any right, remedy or condition of this Agreement, will not be deemed a waiver of it, nor will such failure affect said party’s right to subsequently enforce it. No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

15.3 Entire Agreement. This Agreement together with its exhibits constitutes the entire agreement among the parties with respect to the subject matter covered by this Agreement and supersedes all prior agreements and understandings, oral and written, among the parties with respect to that subject matter.

15.4 Assignability; Benefit. Except as otherwise expressly permitted by this Agreement, neither this Agreement nor any of the parties’ rights or obligations will be assignable or delegable by that party without the prior written consent of the other party; provided, however, (a) either party may assign this Agreement without such consent to an Affiliate, or (b) Juno may assign this Agreement in connection with the transfer of all or substantially all of Juno’s assets, whether via a merger, sale, reorganization or other transaction, provided, in each case, that such party is in good standing under this Agreement at such time, and that the entity to which the Agreement is assigned agrees in writing to fulfill all of such party’s obligations under this Agreement and any ongoing Project Agreements. Except as expressly provided above, any attempted assignment or transfer without the consent of the other party will be void. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

15.5 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable by a court or regulatory body of competent jurisdiction, such provision will be enforced to the maximum extent permitted by law and in compliance with the parties’ intent, and the remaining provisions will not be affected or impaired.

15.6 Force Majeure. Nonperformance or delayed performance of any terms or conditions of this Agreement by either party will not be deemed a breach of this Agreement or create any liability if it arises from any cause or causes beyond the control of that party, including (a) Acts of God, (b) acts, omissions or delays in acting by any governmental authorities, (c) rules, regulations or orders issued by any governmental authority or by any office, department, agency or instrumentality thereof, (d) fires, (e) storms, (f) floods, (g) earthquakes, (h) accidents, (i) wars, (j) rebellions, (k) insurrections, (l) riots, (m) tsunamis, or (n) strikes and lockouts; provided, that the nonperforming or delayed party provides to the other party prompt written notice of the existence of and the reason for such nonperformance or delay and that the nonperformance or delay is cured as soon as practicable.

15.7 Non-Solicitation. The parties recognize that they may possess or have access to confidential information regarding employees of the other party relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with collaborators, customers and suppliers. The parties recognize that the information they possess and may possess about these employees is not generally known, is of substantial value to the other party in furthering its mission and business, and has been and will be acquired by you because of your relationship with the other party. Juno agrees that during the term it will not directly solicit or recruit any individual faculty member of FHCRC or employee of the FHCRC Cell Processing Facility to leave such employment for the purpose of being employed by, or rendering services to, Juno or any person or entity affiliated with Juno. Notwithstanding the above, Juno may (i) make general solicitations of its staffing needs and (ii) interact with any individual that approaches Juno for employment, including without limitation, any FHCRC faculty member of employee of the FHCRC Cell Processing Facility.

15.8 Counterparts; Fax Copies. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute the same agreement, whether or not all parties execute each counterpart. This Agreement will be effective upon full execution by facsimile or original, and a facsimile signature will be as effective as an original signature.

15.9 Attorneys’ Fees and Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement will be entitled to recover from the other party [***] incurred by the prevailing party in connection with such action including attorneys’ fees.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

FRED HUTCHINSON CANCER		FC THERAPEUTICS, INC,
RESEARCH CENTER,
A NONPROFIT CORPORATION

By	/s/ Ulrich Mueller	By	/s/ Hans Bishop
Name:	Ulrich Mueller	Name:
Title:	Vice President Industry Relations and Clinical Research Support	Title:

Date:		Date:

EXHIBIT 1

FHCRC ORGANIZATIONAL EXPENSES TO BE REIMBURSED BY JUNO

[***]

[***] Twelve pages of this document have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 2

FORM OF PROJECT AGREEMENT

See attached.

Form Project Agreement

Collaboration Project No.

This Project Agreement is entered into as of this      day of             , 20     by and between Fred Hutchinson Cancer Research Center (“FHCRC”) and Juno Therapeutics, Inc. (“Juno”).

The parties agree as follows:

1. Background and Construction. The parties have entered into a Collaboration Agreement dated as of October     , 2013 (“Collaboration Agreement”). This Project Agreement is entered into under and is subject to the terms of the Collaboration Agreement, which terms are hereby incorporated by reference except as expressly modified by Section 4 of this Project Agreement. Unless otherwise defined in this Project Agreement, capitalized terms will have the meanings assigned to them in the Collaboration Agreement.

2. Project Description and Lead Scientific Personnel.

(a)	Name of Project or Protocol (“Protocol”):

A detailed Project description or protocol is attached as Exhibit 1.

(b)	FHCRC Principal Investigator or Scientific Lead:

(c)	Juno Principal Investigator or Scientific Lead:

3. Project Funding. The funding for the Project will be provided by Juno [or describe other funding arrangements.] A detailed budget for the Project is attached as Exhibit 2. Payments to FHCRC will be made in accordance with the payment schedule described on Exhibit 2.

4. Third-Party Intellectual Property. Juno hereby grants to FHCRC a non-exclusive, non-transferable, non-sublicensable, royalty-free license to the following intellectual property, solely to the extent necessary for FHCRC to perform its obligations under the Project Agreement:

5. Special Project Terms. The special terms described on Exhibit 3 apply to this Project notwithstanding the terms of the Collaboration Agreement:

FRED HUTCHINSON CANCER RESEARCH CENTER	[JUNO] THERAPEUTICS, INC.

By	By

Its	Its